Exhibit 10.29

BEIJING JADEBIRD IT EDUCATION COMPANY, LIMITED

FORM OF DIRECTOR AGREEMENT FOR NON-INDEPENDENT DIRECTORS

This Agreement is made and entered into as of     , 200    , by and between Beijing Jadebird IT Education Company, Limited, a company incorporated in the Cayman Islands (“BJB Cayman”), and                     , an individual (“Director”), and shall become effective on the Effective Date as defined in this Agreement.

1.	SERVICES

1.1. Board of Directors. For the term of this Agreement, Director shall serve as a member of BJB Cayman’s Board of Directors (the “Board”). The Board shall consist of the Director and such other members as nominated and elected pursuant to the then-current Memorandum and Articles of Association of BJB Cayman (the “Articles”).

1.2. Director Services. Director’s services to BJB Cayman hereunder shall include service on the Board to manage the business of the Company in accordance with applicable law and the Articles, and such other services mutually agreed to by Director and BJB Cayman (the “Director Services”).

2.	COMPENSATION

2.1. Expense Reimbursement. BJB Cayman shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

2.2. Annual Retainer. BJB Cayman agrees to pay Director an annual retainer of US$5,000 (the “Annual Retainer”), payable in equal installments quarterly. In the event Director ceases to serve on the Board, Director shall be entitled to the pro rata portion of the Annual Retainer for the number of months he has served on the Board in a given year.

2.3. Meeting Attendance Fees. In addition to the Annual Retainer, BJB Cayman agrees to pay Director US$500 for each meeting of the Board that Director attends (the “Board Meeting Attendance Fee”). In addition to the Annual Retainer and the Board Meeting Attendance Fee, if Director is appointed by the Board to serve on the audit committee of the Board, BJB Cayman agrees to pay Director US$500 for each meeting of the audit committee that Director attends as the chairman of the audit committee and US$500 for each meeting of the audit committee that Director attends as a non-chairman member of the audit committee (the “Audit Committee Meeting Attendance Fee”). BJB Cayman shall pay the Board Meeting Attendance Fee and Audit Committee Meeting Attendance Fee to Director within 30 days after the meeting.

3.	DUTIES OF DIRECTOR

3.1. Fiduciary Duties. In fulfilling his managerial responsibilities, Director shall be charged with a fiduciary duty to BJB Cayman and all of its shareholders. Director shall be attentive and inform himself of all material facts regarding a decision before taking action. In addition, Director’s actions shall be motivated solely by the best interests of BJB Cayman and its shareholders.

3.2. Confidentiality.

3.2.1. Confidential Information. During the term of this Agreement, and for a period of two (2) years after the Expiration Date, or, if the Agreement is terminated pursuant to Section 5.2, for a period of two (2) years following the Termination Date, Director shall maintain in strict confidence all information he has obtained or shall obtain from BJB Cayman which BJB Cayman has designated as “confidential” or which is, by its nature confidential, relating to BJB Cayman’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of BJB Cayman, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (“Confidential Information”).

3.3. Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of BJB Cayman. Director will treat all Confidential Information of BJB Cayman with the same degree of care as Director accords to Director’s own Confidential Information, and Director will use its best efforts to protect the Confidential Information. Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to BJB Cayman of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Director agrees to assist BJB Cayman in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4. Return of BJB Cayman Property. All materials furnished to Director by BJB Cayman, whether delivered to Director by BJB Cayman or made by Director in the performance of Director Services under this Agreement (“BJB Cayman Property”) are the sole and exclusive property of BJB Cayman. Director agrees to promptly deliver the original and any copies of BJB Cayman Property to BJB Cayman at any time upon BJB Cayman’s request. Upon expiration of this Agreement or termination of this Agreement by either party for any reason, Director agrees to promptly deliver to BJB Cayman or destroy, at BJB Cayman’s option, the original and any copies of BJB Cayman Property. Director agrees to certify in writing that Director has so returned or destroyed all such BJB Cayman Property.

4.	NEGATIVE COVENANTS OF DIRECTOR

4.1. No Conflict of Interest. During the term of this Agreement, and for a period of two (2) years after the Expiration Date, or, if the Agreement is terminated pursuant to Section 5.2, for a period of two (2) years following the Termination Date, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with BJB Cayman or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business entity shall be deemed to be “competitive with BJB Cayman” for purpose of this Article 4 only if and to the extent it engages in the business substantially similar to BJB Cayman’s photovoltaic product manufacturing or photovoltaic system integration business.

4.2. Noninterference with Business. During the term of this Agreement, and for a period of two (2) years after the Expiration Date, or, if the Agreement is terminated pursuant to Section 5.2, for a period of two (2) years following the Termination Date, Director agrees not to interfere with the business of BJB Cayman in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of BJB Cayman to terminate or breach his or her employment, contractual or other relationship with BJB Cayman.

5.	TERM AND TERMINATION

5.1. Term. This Agreement shall become effective immediately upon the closing of BJB Cayman’s initial public offering of its Ordinary Shares, par value US$0.01 per share (“Ordinary Shares”) in the form of American depositary shares on the New York Stock Exchange (the “Effective Date”) and will continue until the date on which Director ceases to be a member of the Board for any reason (the “Expiration Date”), or until terminated in accordance with Section 5.2 hereof.

5.2. Termination. Either BJB Cayman or Director may terminate this Agreement at any time upon three (3) months prior written notice to the other party, or such shorter period as the parties may agree upon (the “Termination Date”).

5.3. Survival. The rights and obligations contained in Articles 3 and 4 will survive any termination or expiration of this Agreement.

6.	MISCELLANEOUS

6.1. Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2. No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing.

6.4. Governing Law. This Agreement shall be governed in all respects by [the laws of the State of New York\HongKong\PRC].

6.5. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.6. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for BJB Cayman.

6.7. Amendments. This Agreement may only be amended, modified or changed by an agreement signed by BJB Cayman and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.8. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	BEIJING JADEBIRD IT EDUCATION COMPANY, LIMITED

By:

Name:

Title:

Director:

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